EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)(1)   Calculations of Illustrations for Succession Select-New York.

(n)(1) Consent of Independent Registered Public Accounting Firm for Succession Select-NY dated April 25, 2005.

(r)(1) Power of Attorney to sign amendments to this Registration Statement dated April 13, 2005.